EXHIBIT 99.1

ACTION BY WRITTEN CONSENT OF DIRECTORS (Florida Revised Statutes) OF NEW AMERICA ENERGY CORP. A Florida Corporation

The undersigned Directors of New America Energy Corp., a Florida Corporation (the “Company”) pursuant to the Florida Revised Statutes, hereby consent to the following actions of the Company as of the date set forth below:

1. RESIGNATION OF JEFFREY M. CANOUSE AS AN OFFICER AND FROM THE BOARD OF DIRECTORS

RESOLVED: that the Board has received and hereby accepts the attached resignation letter of Jeffrey M. Canouse from all Officer positions, including Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and as Director of the Company.

2. APPOINTMENT OF DAVID FAIR AS AN OFFICER AND TO THE BOARD OF DIRECTORS

RESOLVED: that simultaneous with the resignation of Jeffrey M. Canouse, the Board hereby appoints David Fair to serve as the Company’s Sole Officer and Director of the Company, and David Fair hereby accepts his appointment as Sole Director, and as the Company’s new Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer, to serve in such capacities until such other persons shall be appointed by the Board.

3. ACCEPTANCE OF CONSULTING AGREEMENT BETWEEN THE COMPANY AND JEFFREY M. CANOUSE

RESOLVED: that following his resignation, the Board hereby accepts the terms and conditions of the attached Consulting Agreement, under which Jeffrey M. Canouse agrees to serve as a consultant to the Company for a minimum of three months, for a flat fee of $5,000 per month, which shall renew each month thereafter until terminated by either party with thirty days’ prior written notice.

4. OMNIBUS RESOLUTION

RESOLVED FURTHER, that the officers of the Company, and each of them, and such persons appointed to act on their behalf pursuant to the foregoing resolutions, are hereby authorized and directed in the name of the Company and on its behalf, to execute any additional certificates (including any officer's certificates), agreements, instruments or documents, or any amendments or supplements thereto, or to do or to cause to be done any and all other acts as they shall deem necessary, appropriate or in furtherance of the full effectuation of the purposes of each of the foregoing resolutions.

Dated: October 20, 2021

/s/ Jeffrey M. Canouse

Jeffrey M. Canouse, Director

/s/ David Fair

David Fair, Director

October 20, 2021

To the Board of Directors of New America Energy Corp.

I, Jeffrey M. Canouse, hereby resign from all Officer positions with New America Energy Corp. (the “Company”) and from my role as Director of the Company, simultaneous with the appointment of David Fair to serve as my replacement in all such Officer and Director roles.

My resignation therefrom is not due to any disagreement with the Company or its Board of Directors.

Sincerely,

/s/ Jeffrey M. Canouse

Jeffrey M. Canouse